UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2026

Fortress Net Lease REIT

(Exact name of Registrant as Specified in Its Charter)

Maryland	000-56632	92-1937121
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas
New York, New York		10105
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 798-6100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

On June 1, 2026, Fortress Net Lease REIT (the “Company” or “we”) issued and sold an aggregate of 10,853,532 common shares for gross proceeds of approximately $113.6 million, based on net asset value per share of the applicable class of common shares as of April 30, 2026. The offers and sales of these shares were exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2), Regulation D and/or Regulation S thereunder.

The following table details the common shares sold:

Common Shares	Number of Shares Sold	Gross Proceeds
Class S	4,587,008	$47,751,666
Class I	4,817,013	$50,494,821
Class F-S	141,104	$1,484,000
Class F-I	1,207,988	$12,788,000
Class E	100,419	$1,100,000

Item 8.01 Other Events.

On May 29, 2026, the Company declared distributions for each class of its common shares in the amount per share set forth below:

	Gross Distribution	Shareholder Servicing Fee	Management Fee	Net Distribution
Class S	$0.0729	$0.0074	$0.0108	$0.0547
Class I	$0.0729	$—	$0.0109	$0.0620
Class F-S	$0.0729	$0.0074	$0.0088	$0.0567
Class F-I	$0.0729	$—	$0.0088	$0.0641
Class D-S	$0.0729	$—	$0.0091	$0.0639
Class E	$0.0729	$—	$—	$0.0729

The net distributions for each class of common shares (which represents the gross distributions less shareholder servicing fees and management fees for the applicable class of common shares) are payable to shareholders of record immediately following the close of business on May 29, 2026, and will be paid on or about June 1, 2026. These distributions will be paid in cash or reinvested in the applicable class of the Company’s common shares for shareholders participating in the Company’s distribution reinvestment plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress Net Lease REIT

Dated: June 5, 2026	By:	/s/ Avraham Dreyfuss
Name: Avraham Dreyfuss Title: Chief Financial Officer